Exhibit 10K

The following Agreement for Continued Employment Following Change of Control or Disposition of a Subsidiary dated as of January 1, 1998 has been entered into between GATX Corporation and the following executive officers:

         Ronald H. Zech, Chairman and CEO
         David Edwards, Vice President Finance and CFO
         David Anderson , Vice President Corporate Development, Secretary and
                          General Counsel
         William Chambers, Vice President Human Resources
         Brian A. Kenney, Vice President and Treasurer




               AGREEMENT FOR CONTINUED EMPLOYMENT FOLLOWING CHANGE
                    OF CONTROL OR DISPOSITION OF A SUBSIDIARY


         This Agreement is made and entered into by and between GATX Corporation ("GATX") and , (the "Executive") on the Execution Date shown below, to be effective as of January 1, 1998.

                                   WITNESSETH
                                   ----------
         WHEREAS, GATX and the Executive desire to enter into this Agreement in order to provide GATX and its consolidated subsidiaries stability of management following a Change of Control or Disposition (as those terms are defined herein) of GATX or one of its consolidated subsidiaries, to provide for the continued employment of the Executive for a period for two years following the occurrence of either such event, and to set forth the terms and conditions of such continued employment and the obligations of the parties in the event of termination thereof.

         NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

         1.       Definitions.

         a. "Cause" means a willful and material breach of this Agreement which has resulted or is likely to result in a material detriment to the financial condition, business or prospects of GATX.

         b. "Change of Control" means a change in the beneficial ownership of GATX's voting stock or a change in the composition of GATX's Board of Directors which occurs as follows:

                  (1) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than:

                           (A) a trustee or other fiduciary of securities held under an employee benefit plan of GATX;

                           (B) a corporation owned, directly or indirectly, by the stockholders of the GATX in substantially the same proportions as their ownership of GATX; or

                           (C)      any person in which  the  Executive   has  a
                                    substantial equity interest;

                           is or becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of stock of GATX representing 20% or more of the total voting power of GATX's then outstanding stock;


                  (2) a tender offer is made for the stock of GATX by a person other than a person described in subparagraph
                           (1)(A), (B) or (C), and one of the following occurs:





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                           (A)      the  person  making  the  offer  owns or has
                                    accepted   for   payment   stock   of   GATX
                                    representing 20% or more of the total voting power of GATX's stock; or

                           (B) three business days before the offer is to terminate (unless the offer is withdrawn first) such person could own, by the terms of the offer plus any shares owned by such person, stock representing 50% or more of the total voting power of GATX's outstanding stock when the offer terminates;

                  (3) during any period of two consecutive years there shall cease to be a majority of GATX's Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by GATX's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

                  (4)      the   stockholders   of  GATX  approve  a  merger  or
                           consolidation of GATX with any other company other than:

                           (A)      such a merger or  consolidation  which would
                                    result in GATX's  voting  stock  outstanding
                                    immediately  prior  thereto   continuing  to
                                    represent  (either by remaining  outstanding
                                    or by being  converted  into voting stock of
                                    the  surviving  entity) more than 70% of the
                                    combined  voting  power  of  GATX's  or such
                                    surviving entity's  outstanding voting stock
                                    immediately    after    such    merger    or
                                    consolidation; or

                           (B) such a merger or consolidation which would result in the directors of GATX who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

                           For purposes of this paragraph (4), "surviving entity" shall mean only an entity in which all of GATX's stockholders become stockholders by the terms of such merger or consolidation, and the phrase
                           "directors of GATX who were directors immediately prior thereto" shall not include:

                           (A) any director of GATX who was designated by a person who has entered into an agreement with GATX to effect a transaction described in this paragraph or in paragraph (2) above; or

                           (B) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation;

                           unless his election by the Board of Directors or nomination for election by GATX's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors before the beginning of such period.

                  (5) A determination by the Board of Directors that the cumulative effect on GATX of the sale or other disposition, either in a single transaction, or a series of related transactions, of all of the common stock or substantially all of the assets of one or more Company Units warrants the conclusion that a "Change of Control" has occurred for purposes of this Agreement.

         c. "Company" includes GATX, its consolidated subsidiaries, any former subsidiary of GATX by which the Executive was primarily employed on the day prior to the Triggering Event and any successor to GATX or such subsidiary by purchase of assets or otherwise.

         d. "Company Unit" means any corporation included within the term "Company."

         e. "Constructive Termination" or "Constructively Terminates" means the effecting of any of the following actions by the Company following which the Executive terminates the Executive's employment by the Company:




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                  (1)      a significant reduction in the nature or scope of the
                           Executive's   authority,    duties,    functions   or
                           responsibilities or a material change in the location at which they are to be performed or the imposition of unreasonable travel requirements;

                  (2) a reduction in the Executive's compensation from that provided to the Executive immediately prior to the Triggering Event;

                  (3) a diminution in the Executive's eligibility to participate in bonus, stock option, incentive award and other benefit plans from the level at which the Executive was participating therein immediately prior to the Triggering Event;

                  (4) a diminution in employee benefits (including, but not limited to medical, dental, life insurance and disability plans) and other Perquisites applicable to the Executive, from the level of benefits and other Perquisites to which the Executive was entitled immediately prior to the Triggering Event;

                  (5) a reasonable determination by the Executive that, as a result of a change in circumstances affecting the Company or its management, the Executive is unable to exercise effectively the authorities, duties, functions and responsibilities consistent with those attributable to the Executive's position immediately prior to the Triggering Event; and

                  (6) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement as contemplated in paragraph 15 below.

         f. "Disposition" of a Company Unit means any transaction including sale, consolidation, merger or spin-off of any Company Unit, following which GATX no longer owns fifty percent (50%) or more of the voting stock of such Company Unit or the sale of all or substantially all of the assets of such Company Unit.

         g. "Employment Period" means the two (2) year period commencing on the day of a Triggering Event and ending two years following such day.

         h. "Perquisites" includes not only those incidental emoluments of office commonly included within the term, such as a company assigned car, club membership and financial planning assistance, but also the benefits under corporate employee benefit plans such as the GATX medical, life insurance and Pension Plan (as defined herein) and other plans and agreements relating thereto.

         i. "Total Disability" means any disability that (1) entitles the Executive to disability income benefits under the GATX Corporation Long Term Disability Income Plan as in effect on the day prior to the Triggering Event and (2) prevents the Executive, for the duration of the Employment Period, from engaging in the same or comparable type of employment as that in which the Executive was engaged on the day prior to the Triggering Event.

         j. "Triggering Event" means the first to occur of a Change of Control or the Disposition of the Company Unit by which the Executive was primarily employed on the day prior to such Disposition.

         2. Employment. This agreement shall have no effect on, nor shall any of its provisions apply to, the Executive's employment or termination thereof that occurs prior to the occurrence of a Triggering Event. However, if the Executive is employed by the Company on the day prior to the Triggering Event, the Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company for the duration of the Employment Period. Provided, however, subject only to the provisions of paragraphs five (5) and six (6) below, the Company may, at any time, terminate the employment of the Executive at will.

         3. Performance of Duties. During the Executive's employment by the Company, the Executive shall devote his or her best efforts and full business time exclusively to the business affairs and interests of the Company and shall faithfully and efficiently perform such duties, consistent with the status of the Executive's position, as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company or the Chief Executive Officer's delegate.




                                       -3-

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         4. Compensation.  During the Executive's  employment by the Company, he or she shall receive a salary in such amount as may be established from time to time by the Company Unit by which the Executive is primarily employed and shall be entitled to participate, in accordance with the Company's policy and consistent with the Executive's position and salary, in all plans and all Perquisites applicable generally to other executives of the Company Unit.

         5. Termination Payments. If the Company terminates or Constructively Terminates the Executive's employment at any time during the Employment Period for any reason other than Cause or Total Disability, the Company shall promptly pay or cause to be paid to the Executive in a lump sum an amount equal to:

         a. The sum of (i) two times the Executive's annual salary before deductions and deferrals at the level thereof as of the day prior to the Triggering Event, plus (ii) one times the bonus that would have been payable to the Executive (for the year in which such termination or Constructive Termination occurs) under the GATX Management Incentive Plan (the "MIP") as in effect on the day prior to the Triggering Event, equal in amount to the product of (A) the Executive's annual salary as in effect immediately prior to the Triggering Event and (B) the Executive's Target Bonus (as that term is defined in the MIP); minus

         b. Any amounts paid to the Executive in accordance with the Company's severance pay policies.

         In addition to the amount set forth above, the Company shall:

                  (1) Permit the Executive to continue the Executive's participation (or provide equivalent coverage) in the Company Unit's medical, dental, disability and life insurance programs provided under GATX's benefit plans as in effect on the day prior to the Triggering Event until the earlier to occur of (a) the second anniversary of the date as of which the Executive's employment is terminated or Constructively Terminated or (b) the date on which the Executive becomes eligible for coverage under any other employee benefit plans providing substantially equivalent benefits at substantially equivalent levels;

                  (2) Reimburse the Executive (to a maximum of five thousand dollars ($5,000) per year) for financial and estate planning and tax return preparation for the two (2) years immediately following the Executive's termination or Constructive Termination of employment in accordance with GATX's executive financial planning program in effect on the day prior to a Triggering Event;

                  (3)      Reimburse  the  Executive  (to a  maximum  of  thirty
                           thousand dollars ($30,000)) for the cost of outplacement services, plus up to one thousand dollars ($1,000) of expenses incurred in seeking or obtaining new employment.

         Notwithstanding any provision of this Agreement to the contrary, in no event shall an Executive be entitled to termination payments under this paragraph 5 by reason of the Disposition of the Company Unit in which the Executive was primarily employed immediately prior to such Disposition if the Executive continues in employment with the successor or purchaser of such Company Unit during the two-year period following the Disposition.

         6. Retirement Income Benefits. In addition to the foregoing, if the Executive survives for two (2) years following such termination or Constructive Termination of employment:

         a. The Company shall pay or cause to be paid to the Executive (or in the event of the Executive's death following the expiration of such two (2) year period to the Executive's surviving spouse) a Retirement Income Benefit (as hereinafter defined) calculated and paid as follows:

                  (1) The Retirement Income Benefit shall be an amount equal to the difference, if any, between (A) the monthly benefit the Executive (or, in the event of the Executive's death, the Executive's surviving spouse) would have received as a monthly pension benefit under the GATX Corporation Non-Contributory Pension Plan for Salaried Employees (the "Salaried Pension Plan"), the GATX Corporation Excess Benefit Plan, the GATX Corporation Supplemental Benefit Plan and any other written agreement between the Executive and the Company regarding the Executive's retirement, all as in effect on the day prior to the Triggering Event, (hereinafter collectively, the "Pension Plan") assuming the Executive's employment had terminated two (2)



                                       -4-

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                           years after the date of the  Executive's  termination
                           or  Constructive   Termination  of  employment,   and
                           accordingly   the  Executive  had   accumulated   two
                           additional  years of service credit under the Pension
                           Plan  at  a  level  of  compensation   calculated  in
                           accordance with the immediately following sentence and (B) the amount, if any, the Executive (or, in the event of the Executive's death, the Executive's surviving spouse) actually receives as a monthly benefit under the Pension Plan. For purposes of subparagraph (A) of this paragraph, the Executive's compensation for each of the two additional years of assumed service credit shall be equal to the level of the Executive's compensation as in effect immediately prior to the Triggering Event, plus an amount equal to the average of the Covered Bonuses (as defined in Section 2.13 of the Salaried Pension Plan) paid to the Executive during the five (5) calendar year period immediately preceding the Triggering Event.

                  (2) Payment of the Retirement Income Benefit shall be made in the same manner, simultaneously with and in the same form as payments are, or would have been, made to the Executive (or in the event of the Executive's death to the Executive's surviving spouse) under the Pension Plan, but shall commence no sooner than two (2) years following the Executives' termination or Constructive Termination of employment. Any election available to and validly executed by the Executive under the Pension Plan as to either an optional form of payment or as to the date on which benefits are to commence, shall be applicable to the Retirement Income Benefit and shall be utilized in calculating the amount of the Retirement Income Benefit.

         b. The Company shall permit the Executive to participate in (or shall provide equivalent coverage) on the same basis as other Company employees who have terminated their employment at approximately the same age and after a substantially equivalent number of years of service in the GATX Corporation Medical Plan and the GATX Corporation Life Insurance Plan, both as in effect on the day prior to the Triggering Event. Such benefits shall be paid at the same time, under the same conditions and to the same extent as if the Executive's employment had continued for two (2) years after the termination or Constructive Termination of the Executive's employment.

                  Notwithstanding the foregoing, if the Executive would otherwise be entitled to receive a Retirement Income Benefit hereunder but dies prior to the expiration of a two (2) year period following termination or Constructive Termination of the Executive's employment and leaves a surviving spouse, such surviving spouse shall be entitled to receive such payments and Perquisites as would be applicable to such surviving spouse under this Agreement, the Pension Plan and all other GATX employee benefit plans and policies in effect on the day prior to the Triggering Event, calculated and payable in the same manner as if the Executive had been employed by the Company on the Executive's date of death.

         7. Payment in Lieu. Except with respect to (a) compensation applicable to the Executive's employment prior to the termination or Constructive Termination thereof, (b) amounts payable under the severance pay policies described in paragraph 5(b) above, and (c) such compensation as may be payable or rights as may be exercisable on termination of employment under the GATX Salaried Employees Retirement Savings Plan, the GATX Corporation 1995 Long Term Incentive Compensation Plan or other similar programs, all as in effect on the day prior to the Triggering Event, the amounts payable to the Executive under this Agreement shall be in lieu of any other amount payable to the Executive by the Company by reason of the Executive's termination or Constructive Termination of employment.

         8. Confidentiality. During and after the Executive's employment, the Executive will not divulge or appropriate to the Executive's own use or to the use of others any secret or confidential information or knowledge pertaining to the business of the Company or any of its subsidiaries or affiliates obtained by the Executive during such employment.

         9. Nonalienation. The interests of the Executive under the Agreement are not subject to the claims of the Executive's creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

         10. Tax Penalties. If any amount payable to the Executive by the Company, whether under this Agreement or otherwise (a "Payment"), is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar federal or state law (an "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Make-Whole Amount") which is equal to (i) the amount of the Excise Tax,



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         plus (ii) the  aggregate  amount of any interest,  penalties,  fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause
         (iii).

         a. For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

         b. All calculations under this paragraph 10 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

         c. If the Executive gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of the Executive's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 10 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

         d. The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Taxing Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

         e. If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 10, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

                  (1) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter, unless the
                           Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 10 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

                  (2) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 10 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 10 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 10. Provided that the Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

         f. Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this paragraph 10 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

         11. No Cumulation or Duplication of Benefits. The obligations of the Company to make payments or provide benefits hereunder are the joint and several obligations of the Company and the Company Units. Accordingly, if following the termination or Constructive Termination of the Executive's employment the Executive receives any form of compensation payments or benefits from the Company or any Company Unit or from a successor thereto or affiliate thereof, the amount of any such compensation or payment together with the fair market value of any such benefits shall be deducted from any obligation of the Company or applicable Company Unit to make payments or provide benefits to the Executive under or by reason of this Agreement.

         12. Reduction of Payments. Notwithstanding anything contained herein to the contrary, any amounts payable hereunder shall be reduced by such amount as may be necessary to make this agreement not unlawful under federal law.

         13. Amendment. This Agreement may be amended by written agreement of the parties without the consent of any other person and no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         14. Extension. The Board of Directors of GATX may, at any time prior to the expiration or termination of this Agreement, extend the term of this Agreement for a period of up to two (2) years from the date on which the extension is approved, without any further action on the part of the Executive.

         15. Successors. This Agreement shall be binding upon, and inure to the benefit of, the heirs, executors and legal representatives of the Executive and the successors and assigns of the Company and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of any Company Unit. The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (b) the Company shall provide through the establishment of a separate reserve for the payment in full of all amounts that are or may be reasonably expected to become payable to the Executive under this Agreement.

         16. Nonwaiver. The waiver by either party of a breach of this Agreement shall not be construed as a waiver of any subsequent breach.

         17. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or the alleged breach thereof, shall be settled by arbitration in the City of Chicago, Illinois in accordance with the laws of the State of Illinois by three arbitrators, one of whom shall be appointed by the Company or any successor thereto, one by the Executive and the third by the other two. If the other two arbitrators cannot agree on the appointment of a third arbitrator, or if either party fails within thirty (30) days after receipt of written demand to appoint an arbitrator, then such arbitrator shall be appointed by the Dean of the Business School of the University of Chicago or his delegate. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this paragraph 17. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Executive shall be entitled to recover from the Company reasonable attorney's fees and costs and expenses incurred by the Executive in connection with the enforcement of said rights. Payments shall be made to the Executive by the Company at the time these attorney's fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances it was unjust for the Company to have made any of these payments of attorney's fees and costs and expenses to the Executive, the Executive shall repay any such payments to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

         18. Termination of Agreement. This agreement shall terminate on December 31, 2000, provided, however, if prior to such date, but after January 1, 1999, there shall occur either (a) a Change of Control or
         (b) a Disposition of a Company Unit by which the Executive is primarily employed on the day prior to such Disposition, this agreement shall remain in effect until two years following the date of the first to occur of such Change of Control or Disposition.

         Termination of this Agreement shall not affect any rights that shall have accrued to the Executive under this Agreement prior to the termination date.




         IN WITNESS WHEREOF, the Executive has hereunto set his hand, and GATX has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Assistant Secretary.



                                            -------------------------------
                                                        Executive



                                                    GATX CORPORATION



                                           By_____________________________
                                               Its Chairman of the Board




                                           ---------------------------------
                                                    Execution Date


ATTEST:


--------------------------------
Its Assistant Secretary